V I C T O R I A   C R E A T I O N S,   I N C.

                          P R E S S   R E L E A S E

          FOR IMMEDIATE RELEASE

          New York, New York. February 22, 1996 -- Victoria Creations, Inc. ("Victoria" or the "Company"), a leading firm in the fashion jewelry industry and a 79%-owned subsidiary of United Merchants and Manufacturers, has announced today that it and U M & M have filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court, for the Southern District of New York.

          Victoria has achieved a strong turnaround over the past two years. As currently reported, the Company generated net income of $1,200,000 for the six months ended December 31, 1995, which represented an increase over the $35,000 net income in 1994 and a net loss of $1,900,000 in the same period in fiscal 1993. Operating profit increased to $2,300,000 for the six months ended December 31, 1995 as compared to an operating profit of $1,900,000 and an operating loss of $1,200,000 for the six months ended December 31, 1994 and 1993, respectively. Net sales for the six months ended December 31, 1995 decreased 8% over those of the comparable period ended December 31, 1994 and increased 21% over those of the same 1993 fiscal period, with the decrease between 1995 and 1994 being the result of working capital shortfall experienced in the July-August timeframe which affected fill-rates for on-hand orders.

          Despite this positive trendline, Victoria's lender refused to make available to the Company additional funds for the Spring Season buildup which has made it impossible for the Company to meet all of its financial commitments. After a thorough review of all alternatives, the Company was compelled to take this action to preserve its assets, provide for continuing operations and protect the interests of its shareholders, creditors, customers, employees and suppliers.

          The Company's product lines--branded as well as private label store brands--continue to gain share of market with strong retail performance, both in the United States and international markets. This performance has provided a platform for sales growth, while management has at the same time been successful in streamlining operations for greater profitability as evidenced by reductions in cost of goods sold which as a percentage of net sales decreased two percentage points; selling, general and administrative expenses which as a percentage of net sales were flat with the same six months period in 1994.

          Victoria plans to continue to operate its business, as debtor-in-possession, while the reorganization is pending. The current management team remains in place and is committed to lead the company to a successful outcome.